                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         THE STUDENT LOAN CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

[LOGO] STUDENT
       LOAN
       CORPORATION (SM)

99 Garnsey Road
Pittsford, New York 14534

April 3, 1997

Dear Stockholder:

  You are cordially invited to the Annual Meeting of Stockholders of The Student Loan Corporation.

  It will be held on Friday, May 9, 1997 at 11:00 a.m. at The Lodge at Woodcliff, 199 Woodcliff Drive, Fairport, NY 14450.

  We urge you to attend, if at all possible, since the Annual Meeting is an excellent opportunity for you and your management to discuss your corporation's progress in person. If you cannot attend in person, please vote your preferences on the enclosed proxy card and return it promptly.

Sincerely,

/s/ Stephen C. Biklen

Stephen C. Biklen
President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:Friday, May 9, 1997
TIME:11:00 a.m.
PLACE:The Lodge at Woodcliff
    199 Woodcliff Drive
    Fairport, New York 14450

  At the Annual Meeting, the following proposals are on the agenda for action by the stockholders:

  . TO ELECT TWO DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL MEETING IN THE YEAR 2000, AND UNTIL THE ELECTION AND QUALIFICATION OF THEIR SUCCES-SORS;

  .   TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDI-
      TORS; AND

  .   TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEET-
      ING.

  Please complete the proxy card and return it promptly in the enclosed enve-lope. If you do decide to attend the meeting, you can withdraw your proxy and vote in person at that time. Voting is by secret ballot. Stockholders of rec-ord at the close of business (5:00 P.M., Eastern time) on March 31, 1997 are entitled to one vote for each share held. A list of these stockholders will be available for inspection for 10 days preceding the meeting at the office of the Assistant Secretary of The Student Loan Corporation at 99 Garnsey Road, Pittsford, New York 14534, and also will be available for inspection at the meeting itself.

By order of the Board of Directors,

/s/ Stephen E. Dietz

Stephen E. Dietz
Secretary

PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Student Loan Corporation (the "Corporation"). These proxies will be voted at the Annual Meeting of Stockholders of the Corporation on May 9, 1997. Stockholders of record at the close of business (5:00 P.M., Eastern time) on March 31, 1997 are entitled to one vote for each share held. On that date there were 20,000,000 shares of the Corporation's common stock outstanding and eligible to vote. This Proxy Statement and Form of Proxy are first being sent to stockholders on April 3, 1997.

I. DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTOR

  The Corporation has six directors. The term of office of two of the six directors will expire at the Annual Meeting and, accordingly, two nominees have been proposed for election as directors of the Corporation. The affirmative vote of a plurality of the votes cast at the Annual Meeting by stockholders entitled to vote thereon is required for the election of each nominee as a director of the Corporation.

  The following information with respect to each director is set forth below: name, age, positions and offices held by the nominee or director of the Corporation, principal occupation, certain other of the nominee's or director's activities and term of office as director. Messrs. Gallant and Levinson and Ms. Williamson are officers of Citicorp or its subsidiaries, Citibank, N.A. or Citicorp Mortgage, Inc. Citicorp owns indirectly 80% of the outstanding common stock of the Corporation.

STEPHEN C. BIKLEN, 54. Mr. Biklen has been the President and Chief Executive Officer of the Corporation since 1992. He served as Business Manager of Citibank's Student Loan Business from 1980 until that business was transferred to the Corporation in 1992. Mr. Biklen joined Citibank in 1973 and held financial positions in various businesses. Since 1989, Mr. Biklen has been a member of the Board of Directors of Citibank (New York State). Mr. Biklen is Chairman of the Consumer Bankers Association Education Funding Committee and was a member of the Congressional Advisory Committee on Student Financial Assistance from 1988 to 1996.

Mr. Biklen has been a director of the Corporation since November 1992. His current term expires at the 1998 annual meeting. Mr. Biklen has announced that he will retire as a director and officer of the Corporation effective February 1, 1998. His successor will be named at a later date.

CHRISTOPHER F. EDLEY, 69. Mr. Edley is the President Emeritus of The College Fund/UNCF ("UNCF"), and from 1973 to 1991 served as President and Chief Executive Officer of UNCF. Before joining UNCF, he served at The Ford Foundation, where he was Program Officer-in-Charge of the Government and Law Program. He is also a director of The Great Atlantic & Pacific Tea Company, AMR Corporation and The Allstate Corporation.

Mr. Edley has been a director of the Corporation since April 1993. His current term as director expires at the 1998 annual meeting.

PETER M. GALLANT, 53. Mr. Gallant joined Citibank in 1974 after 10 years in the paper and printing business. His first 6 years at Citicorp were with the World Corporation Group; 1980 to 1984 were with Treasury London, setting the Customer Dealing business and then building the second version of Trestel, the dealer trading system. 1984-1985 were spent at Midland Bank.

In 1985, Mr. Gallant rejoined Citibank in New York in the Treasury Unit and held a number of jobs, including managing Treasury Marketing, the financial engineering piece of New York's treasury, and the funding books for North America, Latin America and Citicorp. From 1987 to 1990 he was in the Investment Bank in London, initially in charge of distribution in the Eurosecurities businesses, then as Chief of Staff to the head of the Investment Bank. Between 1991 and 1993 Mr. Gallant was responsible for the Global Finance Europe balance sheet, as Regional Treasurer and then as Asset Manager for Europe. Mr. Gallant was appointed Treasurer of Citicorp/Citibank, N.A. in September 1993.

Mr. Gallant was elected a director of the Corporation in January 1996. His current term as director expires at the 1999 annual meeting.

EVELYN E. HANDLER, 63. Dr. Handler has been Executive Director of the California Academy of Sciences since 1994. From 1991 to 1993, she was an Associate in Education at Harvard University. Dr. Handler was a Senior Fellow of the Carnegie Foundation for the Advancement of Teaching from 1990 to 1993. She served as President of Brandeis University from 1983 to 1991 and President of the University of New Hampshire from 1980 to 1983. Prior to joining the University of New Hampshire, she was Dean of Sciences and Mathematics at Hunter College of the City University of New York. Dr. Handler is also a director of The New England Mutual Life Insurance Company.

Dr. Handler has been a director of the Corporation since April 1993. Her current term as director expires at the 1997 annual meeting. Dr. Handler is a nominee for election as director for a term that expires at the annual meeting occurring in the year 2000.

CARL E. LEVINSON, 50. Mr. Levinson is Division Executive of Citicorp's Consumer Assets Division. He has been Chairman of Citicorp Mortgage, Inc. since August 1992. He joined Citicorp in 1973 as a manager of Funds Transfer in the New York Operating Group. In 1975 he became head of Finance, Administration and Operations for Citicorp Remittance Services and in 1979 was appointed Business Manager for Citicorp Remittance Services, a global check processing and cash management business. From 1982 to 1984, Mr. Levinson was the Global Product Manager for Citicorp Travelers Checks. In June 1984, Mr. Levinson moved into Citicorp Retail Services as Director of Business Development and Commercial Credit. In September 1986 he was appointed President and General Manager of Citicorp Retail Services, which offers private label credit card programs to leading retailers. He was appointed General Manager of Card Services in 1991 and spearheaded a corporate expense task force during the first half of 1992 before assuming his current position.

Mr. Levinson has been a director of the Corporation since October 1994. His current term as director expires at the 1997 annual meeting. Mr. Levinson is a nominee for election as director for a term that expires at the annual meeting occurring in the year 2000.

LAURA D. WILLIAMSON, 43. Ms. Williamson joined Citicorp in 1982 and has served in a number of senior corporate finance and capital markets positions, serving for four years as head of Citicorp's corporate finance staff responsible for evaluation and execution of strategic acquisitions and divestitures. She is currently head of Citicorp's Global Institutional Liquidity Business within Citicorp Global Asset Management.

Ms. Williamson has been a director of the Corporation since November 1992. Her term as director expires at the 1999 annual meeting.

SHARE OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVES

  The following directors and named executives and all current directors and executive officers as a group own, as of February 9, 1997, the number of shares of the Corporation's common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding.

   NAME                                                                   SHARES
   ----                                                                   ------
   Stephen C. Biklen.....................................................   800
   Gerald J. Bystrak.....................................................   150
   John R. Coffin........................................................  None
   Frederick J. Eckert...................................................    90
   Christopher F. Edley.................................................. 1,000
   Peter M. Gallant......................................................  None
   Evelyn E. Handler.....................................................  None
   Carl E. Levinson......................................................  None
   Michael S. Piemonte................................................... 3,000
   Laura D. Williamson................................................... 1,500
   All directors and executive officers as a group (12 persons).......... 8,840

  The following directors and named executives and all current directors and executive officers as a group own, as of February 9, 1997, the number of shares of Citicorp common stock set forth below. All owners have sole voting power and investment power with respect to such shares. The current directors and executive officers of the Corporation as a group beneficially own less than 1% of the total shares outstanding of Citicorp.

   NAME                                                                SHARES(1)
   ----                                                                ---------
   Stephen C. Biklen..................................................    4,215
   Gerald J. Bystrak..................................................      198
   John R. Coffin.....................................................      199
   Frederick J. Eckert................................................    2,426
   Christopher F. Edley...............................................        0
   Evelyn E. Handler..................................................        0
   Peter M. Gallant...................................................  158,722
   Carl E. Levinson...................................................   63,362
   Michael S. Piemonte................................................    1,476
   Laura D. Williamson................................................   16,777
   All directors and executive officers as a group (12 persons).......  251,914

(1) Includes the following shares of Citicorp common stock which the directors and named executives have the right to acquire within 60 days of February 9, 1997 pursuant to Citicorp employee benefit plans: Mr. Gallant--130,000 shares; Mr. Levinson--62,518 shares; Ms. Williamson--13,700 shares; and Mr. Piemonte--1,100 shares; and all current directors and executive officers as a group--210,218 shares. Citicorp options were granted in tandem prior to 1988; such options are exercisable for either book value or market value shares (but only one of those alternatives), at the choice of the optionee. The number of shares in respect of those options which the directors and executive officers have the right to acquire within 60 days of February 9, 1997 is based on the option alternative which is exercisable for the greatest number of shares of common stock.

CERTAIN OTHER SHARE OWNERS

  Citibank (New York State), 99 Garnsey Road, Pittsford, New York 14534, a wholly-owned subsidiary of Citicorp, is the only person known by the Corporation to own beneficially more than 5% of the Corporation's outstanding common stock. Citibank (New York State) is the owner of 16,000,000 shares of the Corporation's common stock, comprising 80% of the Corporation's outstanding common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based on its review of the reports furnished to the Corporation for 1996 pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Corporation believes that all of the reports required to be filed under Section 16 were filed on a timely basis, except that a Form 4 timely filed by Frederick Eckert with respect to one transaction in December 1996 inadvertently misstated the number of shares involved by 10 shares. An amended Form 4 was filed promptly by Mr. Eckert.

CLASSIFICATION OF THE BOARD

  The Corporation's Certificate of Incorporation provides that the directors are divided into three classes, so that each director serves for a term ending on the date of the annual meeting of stockholders in the year in which the term of the applicable class of which such director is a member expires. The directors of each class serve three years, with the terms of office of each class of directors expiring in successive years. The stockholders of the Corporation generally will elect one-third of the directors at each annual meeting. Of the current members, Dr. Handler and Mr. Levinson serve for a term expiring at the 1997 annual meeting, Mr. Bicklen and Mr. Edley serve for a term expiring at the 1998 annual meeting, and Mr. Gallant and Ms. Williamson serve for a term expiring at the 1999 annual meeting. Dr. Handler and Mr. Levinson are nominated for election at the 1997 annual meeting as members of the class which will hold office until the third annual meeting following such election and until the election and qualification of their successors. If any nominee is unable to serve out his or her term, the Board may appoint a successor to fill the unexpired portion.

BOARD MEETING DATA

  There were 4 meetings of the Board during 1996. All directors attended 75% or more of the total Board and committee meetings held except that Carl Levinson and Laura Williamson each attended 50% of the total Board meetings and Laura Williamson attended 50% of the total Audit Committee meetings.

BOARD COMMITTEES

  The Board has constituted an Audit Committee and a Compensation Committee. The Board does not have a standing Nominating Committee. The Audit Committee, which is comprised of Mr. Edley, Dr. Handler and Ms. Williamson, had four meetings during 1996. The Compensation Committee, which is comprised of Mr. Edley and Dr. Handler, had four meetings during 1996.

  The principal functions of the Audit Committee include recommending independent auditors to be employed by the Corporation and conferring with such auditors; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Corporation; and recommending to the Board policies and procedures for dealing with potential conflicts of interest.

  The principal functions of the Compensation Committee are reviewing and recommending compensation for all executive officers of the Corporation, evaluating annually individual and corporate performance, evaluating information provided to the Corporation by independent third parties concerning such matters as competitive compensation levels and employee benefit programs and administering the Corporation's stock option plan.

BOARD COMPENSATION

  Directors of the Corporation who are employees of the Corporation or of Citicorp or one of its subsidiaries do not receive any fees or additional compensation for services as members of the Board or any committee thereof. In 1996 Directors who were not employees of the Corporation or of Citicorp or one of its subsidiaries received an annual fee of $15,000 for service on the Board, an annual fee of $5,000 for service as Chairman of the Audit Committee or the Compensation Committee and a fee of $500 for attendance at each Board or committee meeting. Effective January 1, 1997 the annual fee has been increased to $20,000 for service on the Board and the fee for attending a Board or committee meeting has increased to $1,000. All directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board or committees thereof.

EXECUTIVE OFFICERS

  The executive officers of the Corporation and their ages and positions with the Corporation as of March 31, 1997 are set forth below. Officers serve at the pleasure of the Board.

NAME               AGE                 POSITION AND OFFICE HELD
----               ---                 ------------------------
Stephen C. Biklen   54 President and Chief Executive Officer
Gerald J. Bystrak   50 Vice President and Director of Operations
John R. Coffin      48 Vice President and General Counsel
Frederick J.
 Eckert             52 Vice President and Director of Sales
Marianne L. Kerry   41 Vice President and Director of Marketing and Development
Michael S. Pie-
 monte              40 Vice President, Treasurer and Chief Financial Officer
Greg C. Siembor     37 Vice President and Controller

  The present principal occupations and five-year employment history of each of the above executive officers (except Mr. Biklen's which is set forth on page 1) is set forth below:

  Mr. Bystrak has been Vice President and Director of Operations since 1990. From 1986 until 1990, Mr. Bystrak served as Director of Finance and Credit of the Citibank Student Loan Business. Mr. Bystrak joined Citibank in 1974.

  Mr. Coffin joined the Corporation in 1994 and was appointed as Vice President and General Counsel in March 1995. Mr. Coffin joined Citicorp in 1983 and, since 1986, has held various positions with Citibank (New York State), including General Counsel and Commercial Risk Manager. Mr. Coffin is currently Secretary of Citibank (New York State).

  Mr. Eckert joined the Citibank Student Loan Business in 1986 as Vice President. In 1989 Mr. Eckert assumed responsibility for sales. Prior to joining Citibank's Student Loan Business, he served in sales and marketing positions with Xerox Corporation.

  Ms. Kerry has been Vice President and Director of Research and Development since February 1992 and Director of Marketing and Development as of July 1996. Ms. Kerry joined the Citibank Student Loan Business in 1985 as a Management Associate. Ms. Kerry became Service Quality Director in 1988 and remained in that position until February 1992.

  Mr. Piemonte joined the Corporation as Chief Financial Officer in February 1993. Prior to joining the Corporation, Mr. Piemonte was Controller and Vice President of Mortgage-Backed Securities at the Federal Agricultural Mortgage Corporation in Washington, D.C. from 1989 to 1993.

  Mr. Siembor has been Vice President and Controller since May 1989. Mr. Siembor joined Citibank in 1984 and held accounting positions in Citibank's retail bank. Mr. Siembor joined the Citibank Student Loan Business in 1987 as Manager of Financial Analysis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Corporation has engaged and expects to continue to engage in a variety of business relationships with Citicorp and certain of its affiliates. Such relationships are conducted pursuant to a number of agreements and transactions initially entered into when the Corporation's operations were conducted by Citibank (New York State). Management believes that such agreements and transactions are on terms no less favorable to the Corporation than those which could be obtained from unaffiliated third parties. It is the intention of the Corporation that such agreements and the transactions provided for therein be conducted on an arm's-length basis and, taken as a whole, accommodate the parties' interests in a manner that is fair to each of the parties.

  Citibank (New York State) has made available to the Corporation credit facilities pursuant to which the Corporation may borrow up to $6.4 billion for specified terms and at specified variable interest rates. At December 31, 1996, the Corporation's outstanding borrowings under these facilities were approximately $5.5 billion. In addition, Citicorp Securities, Inc. acts as co-managing agent (with J.P. Morgan Securities Inc. and Union Bank of Switzerland) and Citibank, N.A. acts as administrative agent for a $500 million revolving credit facility provided to the Corporation by a syndicate of banks. The Corporation has not borrowed under this facility, which is being used as a backstop source of liquidity for the Corporation's commercial paper program. Citicorp Securities, Inc. and Citibank, N.A. are subsidiaries of Citicorp. During 1996, the Corporation incurred approximately $304 million in interest and fees to Citibank (New York State) and its affiliates pursuant to these credit facilities. The Corporation believes that the terms of these facilities are no less favorable to the Corporation than those which could be obtained from unaffiliated parties. Citicorp Securities, Inc. also acts as a dealer for the Corporation's commercial paper program, for which it receives customary fees.

  Citicorp has agreed that neither Citicorp nor any of its majority-owned subsidiaries (other than the Corporation and its subsidiaries) will engage in the business of originating guaranteed student loans under the federal guaranteed student loan program ("Guaranteed Student Loans") or successor legislation until December 22, 1999. The agreement will not prevent Citicorp or its affiliates from acquiring any institution that is in the business of originating Guaranteed Student Loans, provided that Citicorp or its affiliates must cease or dispose of the business within a specified period.

  The agreement does not restrict Citicorp and its affiliates from acquiring, holding or servicing guaranteed student loans. Currently, Citicorp and its subsidiaries (other than the Corporation) do not hold or service any material amount of Guaranteed Student Loans, and have no plans to engage in such business to any significant extent. In addition, the agreement contains no restrictions on any lending activity, other than originating Guaranteed Student Loans, by Citicorp and its affiliates. Citibank (New York State) and other bank subsidiaries of Citicorp are in the business of making personal loans, including loans specifically for the purpose of funding education costs and loans the proceeds of which may be used for those purposes.

  The agreement also restricts the Corporation from engaging in certain business activities that would compete with other affiliates of Citicorp. The Corporation does not believe that the agreement imposes any material restrictions on its current or planned operations.

  Citicorp has licensed to the Corporation, for as long as the Corporation remains a direct or indirect majority-owned subsidiary of Citicorp, certain trade names and trademarks for use in the Corporation's business. In addition, Citibank (New York State) and certain of its bank affiliates have agreed for a period which expires December 31, 1999 to allow the use of their mailing lists and provide other marketing arrangements to the Corporation, and the Corporation will allow the use of its customer list by Citibank (New York State) and its affiliates during that period.

  The Corporation and Citibank (New York State) have agreed that Citibank (New York State) or its affiliates will continue to perform for the Corporation certain functions and services previously provided by them. These services consist primarily of financial and regulatory reporting, financial systems, data processing, payroll and benefits administration, telecommunications, audit, payment processing, legal affairs and support staff. The

Corporation incurred approximately $4.5 million for the cost of those services provided by Citibank (New York State) and its affiliates in 1996.

  Citibank (New York State) provides the Corporation's office facility and furniture in Pittsford under an agreement that, during 1996, provided for annual payments of approximately $2.4 million, which included the Corporation's allocable share of utilities, security and cafeteria expenses. The agreement expires in December 1997, with an option to renew for an additional five-year term.

  In order to comply with the provisions of the federal Higher Education Act of 1965, as amended, all of the Corporation's Guaranteed Student Loans are held, and all new Guaranteed Student Loans are originated, by the Corporation through a trust established solely for the benefit of the Corporation (the "Trust"). An institution qualifying as an eligible lender under the provisions of the Act will act as trustee of the Trust. Citibank (New York State) currently acts as trustee. As such, it has certain administrative and record-keeping responsibilities, for which it is entitled to receive annual compensation of $20,000 plus reimbursement of expenses. In addition, the Corporation has agreed to indemnify Citibank (New York State) for certain liabilities that may arise out of the trustee's performance of its duties. The Corporation believes that the terms of the Trust, including the trustee's compensation, are no less favorable than those that could be obtained from unaffiliated parties.

  The Corporation is included in the consolidated federal income tax return of which Citibank (New York State) is a member for federal income tax purposes, and is included in the consolidated, combined or unitary state/local income or franchise tax returns of which Citibank (New York State) or certain of its affiliates are members for certain state/local income or franchise tax purposes. The Corporation and Citibank (New York State) have entered into an agreement which provides that, for the period up to and including the last day on which the Corporation is a member of such consolidated, combined or unitary returns, or with respect to (i) (B) and (ii) (B) below, its activity is included in such a return, (i) the Corporation will pay to Citibank (New York State) (A) an amount equal to the federal, state and local taxes the Corporation would have paid had it filed its federal, state and local income or franchise tax returns on a separate company basis and (B) the amount, if any, by which the tax liability of any unitary group (of which Citibank (New York State) or any of its affiliates (other than the Corporation) are members) is increased by virtue of the inclusion of the Corporation's activity in the group's unitary return and (ii) Citibank (New York State) will pay to the Corporation (A) an amount equal to the tax benefit of the actual tax loss of the Corporation as if the Corporation filed a separate return and (B) the amount, if any, by which the tax liability of any unitary group (of which Citibank (New York State) or any of its affiliates (other than the Corporation) are members) is reduced by virtue of the inclusion of the Corporation's activity in the group's unitary return. The agreement also provides that the Corporation will pay to Citibank (New York State) one-half of the tax benefit derived by the Corporation as a result of payments by the Corporation in exchange for the transfer of assets to the Corporation by Citibank (New York State) and the execution of the noncompetition agreement. During 1996, the Corporation paid approximately $71.6 million to Citibank (New York State) pursuant to this agreement.

COMPENSATION

  Employees of the Corporation continue to participate in the compensation plans of Citicorp and its affiliates. The Corporation reimburses Citicorp for all expenses incurred in connection with its employees' salaries and benefits. These plans are designed to attract, retain and appropriately reward individuals for their short- and long-term contributions to Citicorp and its businesses. Generally, compensation for the Corporation's executive officers consists of salary, an annual cash incentive award and stock options, as well as a retirement plan, a savings incentive plan, a stock purchase plan, a medical plan and other benefit plans available to employees generally, in which executive officers also participate.

  The tables on pages 8 through 10 set forth a profile of the Corporation's executive compensation and show, among other things, salaries and bonuses paid during the last three years, options granted in 1996 and aggregate option exercises in 1996 for the Chief Executive Officer and each of the four other most highly compensated executive officers.

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                      ANNUAL COMPENSATION    COMPENSATION
                                      -------------------------------------------------
                                                              NUMBER OF
                                                              SECURITIES
     NAME AND PRINCIPAL                                   UNDERLYING OPTIONS     ALL OTHER
          POSITION          YEAR       SALARY  BONUS(/1/)    GRANTED(/2/)    COMPENSATION(/3/)
----------------------------------------------------------------------------------------------
  Stephen C. Biklen,        1996      $217,000  $144,000        3,000             $13,020
   President and Chief Ex-
    ecutive Officer         1995       208,333   140,000        2,800              12,500
                            1994       196,000   135,000        6,000              11,796
  Gerald J. Bystrak,        1996       142,633    60,000        1,500               8,558
   Vice President and Di-
    rector of               1995       132,983    45,000        1,500               7,939
   Operations               1994       123,890    35,000        1,100               7,434
  Frederick J. Eckert,      1996       136,193    32,000          -0-               8,172
   Vice President and Di-
    rector of               1995       130,800    34,000          500               7,848
   Sales                    1994       123,383    28,000        1,100               7,403
  Michael S. Piemonte,      1996       159,583    40,000        1,000               9,575
   Vice President, Trea-
    surer and               1995       155,916    35,000          -0-               9,353
   Chief Financial Officer  1994       146,667    34,000        1,100               7,400
  John R. Coffin,           1996       117,116    22,000          -0-               7,030
   Vice President and Gen-
    eral Counsel            1995       112,000    20,000          -0-               6,720
                            1994(/4/)   22,292       -0-          -0-               1,338


(1) Bonus awards were made in 1997 based on 1996 performance.

(2) Options for 1996 were granted in January 1997, options for 1995 were granted in January 1996 and options for 1994 were granted in June 1994. All options given to the named executives indicated in the table above are options to purchase the common stock of Citicorp.

(3) Cash compensation earned pursuant to the Citicorp Savings Incentive Plan. Any amounts in excess of contribution limits established by the Internal Revenue Service are paid in cash to the named executive officer.

(4) Mr. Coffin's employment with The Student Loan Corporation commenced on October 17, 1994.

                    OPTION GRANTS IN LAST FISCAL YEAR(/1/)

-------------------------------------------------------------------------------
                                                                  POTENTIAL
                                                              REALIZABLE VALUE
                                                              AT ASSUMED ANNUAL
                                                               RATES OF STOCK
                                                                    PRICE
                                                              APPRECIATION FOR
                     INDIVIDUAL GRANTS                        OPTION TERM(/4/)
-------------------------------------------------------------------------------
               NUMBER OF    PERCENT OF
               SECURITIES  TOTAL OPTIONS
               UNDERLYING   GRANTED TO   EXERCISE
                OPTIONS    EMPLOYEES IN    PRICE   EXPIRATION
    NAME      GRANTED(/2/)  FISCAL YEAR  ($/SHARE)    DATE       5%      10%
-------------------------------------------------------------------------------
Stephen C.
 Biklen          3,000          (3)       $110.50   1/21/07   $208,479 $528,326
Gerald J.
 Bystrak         1,500          (3)        110.50   1/21/07    104,239  264,163
Frederick J.
 Eckert            -0-          N/A         N/A       N/A       N/A      N/A
Michael S.
 Piemonte        1,000          (3)        110.50   1/21/07     69,493  176,109
John R.
 Coffin            -0-          N/A         N/A       N/A       N/A      N/A
-------------------------------------------------------------------------------

(1) Options for 1996 were granted in January 1997. The 1996 options are options to purchase the common stock of Citicorp.

(2) Options in respect of Citicorp common stock granted to the named executive officers for 1996 have a term of ten years and vest on the third anniversary of the date of grant to the extent of 50% of such options and on the fourth anniversary of the grant date to the extent of the balance.

(3) Each of Messrs. Biklen, Bystrak and Piemonte was granted fewer than 0.1% of the total options granted to Citicorp employees in 1996. The options granted to Messrs. Biklen, Bystrak and Eckert represent 18.75%, 9.375% and 6.25% respectively, of the total Citicorp options granted to employees of The Student Loan Corporation in 1996.

(4) Amounts for the named executive officers shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of Citicorp.

 AGGREGATED STUDENT LOAN CORPORATION OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUE

--------------------------------------------------------------------------------
                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
            SHARES            OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
           ACQUIRED                     END             AT FISCAL YEAR-END(/1/)
              ON     VALUE   ------------------------- -------------------------
           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------
Stephen
 C.
 Biklen      -0-      $-0-       -0-        25,000        $-0-       $528,125
Gerald J.
 Bystrak     -0-       -0-       -0-         6,000         -0-        126,750
Frederick
 J.
 Eckert      -0-       -0-       -0-         6,000         -0-        126,750
Michael
 S.
 Piemonte    -0-       -0-       -0-         6,000         -0-        126,750
John R.
 Coffin      -0-       -0-       -0-           -0-         N/A          N/A
--------------------------------------------------------------------------------


(1) Based on the market value of the Corporation's common stock on the New York Stock Exchange composite tape at close of business on December 31, 1996 which was $37.25 per share.

         AGGREGATED CITICORP OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUE


-----------------------------------------------------------------------------------------------------------------------------
                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                        SHARES                    OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                      ACQUIRED ON      VALUE             END(/3/)           AT FISCAL YEAR-END(/3/)
                     EXERCISE(/1-----------------------------------------------------------------------------/) REALIZED(/2/)
                                                 EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------
Stephen C. Biklen        4,713      $172,248.75       -0-        5,800       $  -0-      $102,900
Gerald J. Bystrak          550        22,412.50       -0-        3,000          -0-        55,125
Frederick J. Eckert      1,500        94,125.00     1,100          500       69,850        18,375
Michael S. Piemonte        750        27,750.00     1,100        1,000       69,850           -0-
John R. Coffin             -0-              -0-     1,000          -0-       75,250           -0-
-----------------------------------------------------------------------------------------------------------------------------

(1) Includes all exercises during 1996.
(2) The value realized equals the market value of Citicorp common stock acquired on the date of exercise minus the exercise price.
(3) The value of those options reflected in the table is the market value of common stock on December 31, 1996 minus the related exercise price. The market value of Citicorp's common stock on the New York Stock Exchange composite tape as of December 31, 1996 was $103.00 per share.

  Citicorp also provides compensation to the employees of the Corporation in the form of a benefit under the Retirement Plan. The following table sets forth the estimated annual retirement benefits as of December 31, 1996, as provided by the Retirement Plan and supplemental non-qualified pension plans, payable upon retirement to employees in specified remuneration and years-of-service classifications. Amounts include estimated Social Security benefits which would be deducted in calculating benefits payable under the Retirement Plan. The estimated amounts are based on the assumption that payments under the Retirement Plan will commence upon retirement at age 65.

                            PENSION PLAN TABLE(/1/)

--------------------------------------------------------------------------------
                                                  YEARS OF SERVICE
                                      ------------------------------------------
REMUNERATION                           15       20       25       30       35
--------------------------------------------------------------------------------
$100,000............................ $30,000 $ 40,000 $ 50,000 $ 60,000 $ 63,750
 130,000............................  39,000   52,000   65,000   78,000   82,875
 160,000............................  48,000   64,000   80,000   96,000  102,000
 190,000............................  57,000   76,000   95,000  114,000  121,125
 220,000............................  66,000   88,000  110,000  132,000  140,250
 250,000............................  75,000  100,000  125,000  150,000  159,375
--------------------------------------------------------------------------------

(1) This table reflects a straight life annuity benefit.

  The years of credited service under the Retirement Plan as of December 31, 1996 for Messrs. Biklen, Bystrak, Eckert, Piemonte and Coffin were approximately 23, 23, 11, 4 and 14 years, respectively. Covered compensation under the Retirement Plan and the supplemental non-qualified pension plans is the participant's base salary and, with respect to the individuals named in the Summary Compensation Table, does not differ substantially (by more than 10%) from the salary compensation set forth therein. The benefit payable at retirement is based on a specified percentage of the average of covered compensation for the five highest-paid years of the last ten years of employment. Messrs. Biklen, Bystrak, Eckert , Piemonte and Coffin will be credited with 35, 35, 24, 28 and 31 years of service, respectively, upon normal retirement at age 65. Mr. Biklen has announced that he will retire as a director and officer of the Corporation effective February 1, 1998.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee of the Corporation's Board of Directors (the "Committee") is responsible for reviewing and recommending compensation for all executive officers of the Corporation. The Committee, which met four times during 1996, consists of two directors who are not employees of the Corporation or Citicorp and who are not eligible to participate in any of the Corporation's or Citicorp's compensation programs. The Committee annually evaluates individual and corporate performance.

  The Corporation is 80% owned by Citibank (New York State), a subsidiary of Citicorp. Accordingly, Citicorp management plays an important role in determining not only compensation for Mr. Biklen in particular and all other employees generally but also financial and other business goals of the Corporation. The Corporation's relationship with Citicorp is an integral component of the Committee's determination of compensation levels.

  Mr. Biklen's compensation is initially recommended by the Citicorp executive responsible for Citicorp's investment in the Corporation. The Committee then reviews the performance of Mr. Biklen and the level of compensation recommended by Citicorp management and determines the appropriate compensation for approval by the Board. Compensation for executive officers other than Mr. Biklen is determined by the Committee based on input from, and recommendations made by, Mr. Biklen.

  Compensation for the Corporation's executive officers consists of salaries and annual cash incentive awards. The Committee is also authorized to grant awards under the Corporation's Stock Incentive Plan. In addition, all employees of the Corporation are eligible to participate in certain of the compensation plans of Citicorp and its affiliates, including Citicorp's Savings Incentive Plan, Stock Purchase Plan and Retirement Plan. The Corporation reimburses Citicorp for expenses incurred in connection with compensation and benefits provided under Citicorp's plans.

  Total annual compensation of executive officers is based on individual and corporate performance. While corporate performance measures are considered in setting compensation levels, no specific quantitative formula is used in making compensation decisions or recommendations.

  Salaries for Mr. Biklen and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically and adjusted as warranted to reflect competitive pay levels. Annual cash incentive awards for Mr. Biklen and other executive officers are based on an assessment of individual performance and corporate results in attaining or exceeding a set of targets agreed on by the management of the Corporation and Citicorp and approved by the Committee.

  Incentive awards, including stock option grants, vary based on assessments of each executive officer's individual contributions as well as corporate performance. The Committee reviews options granted to executive officers of the Corporation to purchase shares of Citicorp stock when determining whether or not to grant to executive officers options to purchase the Corporation's stock. Certain executive officers of the Corporation received Citicorp stock options for 1996. In light of these grants, after consultation with management of the Corporation and with the other members of the Corporation's Board of Directors, the Committee determined not to grant any options to purchase the Corporation's stock for 1996.

By the Compensation Committee

Christopher F. Edley, Chairman
Evelyn E. Handler

STOCK PRICE PERFORMANCE

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                 THE STUDENT LOAN CORPORATION, THE S&P 500 AND
                     THE STUDENT LOAN MARKETING ASSOCIATION


[A LINEAR GRAPH DEPICTING THE FOLLOWING TABLE APPEARS IN THE PRINTED MATERIAL]


                              1992(/1/) 1993(/2/) 1994(/2/) 1995(/2/) 1996(/2/)
                              -------------------------------------------------
  The Student Loan Corpora-
   tion......................   $100      $102      $ 99      $184      $207
  S&P 500....................   $100      $110      $111      $149      $189
  Student Loan Marketing As-
   sociation.................   $100      $ 70      $ 53      $108      $158


(1) The Student Loan Corporation has been a public company listed on the New York Stock Exchange since December 17, 1992. The measurement period begins on December 17, 1992, and the dollar amounts set forth under this column are based on the closing prices on that date.

(2) The dollar amounts set forth under this column are based on the closing prices on December 31, 1993, 1994, 1995 and 1996, respectively.

II. STOCKHOLDER APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

  The Board believes it appropriate to submit for action by the stockholders its selection of KPMG Peat Marwick LLP ("KPMG"), certified public accountants, as auditors of the Corporation for the year 1997. The appointment of this firm is proposed by the Board based, in part, on KPMG's review of and familiarity with the Corporation's business as part of its audit of Citicorp. KPMG has served as the independent auditor for the Corporation since it commenced operations in 1992, for Citibank since 1964 and for Citicorp since it commenced operations in 1968.

  Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement and to be available to respond to questions regarding these or any other appropriate matters.

  Adoption of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the meeting by the stockholders entitled to vote thereon.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OTHER MATTERS

  The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by mail, personal interview or telephone. Directors, officers and regular employees of the Corporation may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and will, upon request, be reimbursed for reasonable expenses incurred. Employees of Georgeson & Co. Inc. will also solicit proxies at a fee of approximately $5,000 plus out-of-pocket expenses.

  As of the date of this Proxy Statement, the Corporation does not intend to present and has not been informed that any other person intends to present any business not specified in this Proxy Statement for action at the meeting. If any other matters come before the meeting, proxies will be voted on such matters in accordance with the judgment of the person or persons authorized to vote the proxies.

  Only stockholders of record at the close of business (5:00 P.M., Eastern time) on March 31, 1997, will be entitled to notice of and to vote at the meeting. Stockholders are urged to sign the enclosed proxy card, solicited on behalf of the Corporation's Board, and to return it promptly in the enclosed envelope. Proxies will be voted in accordance with stockholders' directions. Signing the proxy card does not affect a stockholder's right to vote in person at the meeting, and the proxy may be revoked prior to its exercise by appropriate notice to the undersigned. If no directions are given, proxies will be voted for the election of directors and for the approval of the selection of independent auditors. Citibank (New York State), a wholly-owned subsidiary of Citicorp, which exercises sole voting power over a majority of the outstanding shares of common stock, has advised the Corporation that it intends to vote all such shares in favor of the election of the nominees named herein and for the ratification of the Corporation's independent auditors. Because of the voting power of Citibank (New York State), those nominees are assured election and the ratification of independent auditors is assured passage. On any of these matters, abstentions and broker non-votes are not considered votes cast.

  Copies of the Corporation's Annual Report to Stockholders and its Form 10-K may be obtained without charge by writing to the Corporation at 99 Garnsey Road, Pittsford, New York 14534, Attention: Investor Relations, or by telephone request to (716) 248-7187.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR INCLUSION IN THE STUDENT LOAN CORPORATION'S 1998 PROXY STATEMENT

  In accordance with Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Corporation will accept proposals of stockholders for possible inclusion in the Corporation's 1998 Proxy Statement through the close of business on December 5, 1997.

                      By order of the Board of Directors,

                             /s/ Stephen E. Dietz
                               Stephen E. Dietz
                                   Secretary

LOGO

1997 PROXY                THE STUDENT LOAN CORPORATION

    ANNUAL MEETING OF STOCKHOLDERS--MAY 9, 1997, 11:00 A.M. (EASTERN TIME),
        THE LODGE AT WOODCLIFF, 199 WOODCLIFF DRIVE, FAIRPORT, NEW YORK INSTRUCTIONS--TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

                      EVELYN E. HANDLER, CARL E. LEVINSON
      STOCK IS NOT TO BE VOTED FOR THE FOLLOWING NOMINEE(S) FOR DIRECTOR:
      --------------------------------------------------

The undersigned appoints Stephen C. Biklen, Marianne L. Kerry and Michael S. Piemonte, or any of them, proxies, each having power to substitute another person to vote all the stock of The Student Loan Corporation held of record by the undersigned on March 31, 1997 at the Annual Meeting of Stockholders of The Student Loan Corporation to be held on May 9, 1997 and at any adjournment thereof. The proxies have authority to vote such stock, as indicated on the reverse side hereof, (1) to elect directors and (2) to ratify the selection of Independent Auditors. The proxies are further authorized to vote such stock upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR STOCK IS TO BE VOTED. UNLESS YOU OTHERWISE INDICATE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSAL ON INDEPENDENT AUDITORS.

Please date and sign this proxy on the reverse side and return it promptly whether or not you expect to attend the meeting. You may, nevertheless, vote in person if you do attend. We thank you for your interest.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

LOGO

PROPOSALS OF THE BOARD OF DIRECTORS
 THE DIRECTORS RECOMMEND A VOTE FOR

I.Election of Directors
                      FOR
                        WITHHOLD*
                              ABSTAIN




II.Ratification of Independent Auditors
                      FOR
                        AGAINST
                             ABSTAIN




                                          THIS PROXY IS SOLICITED ON BEHALF OF
*To withhold authority to vote for               THE BOARD OF DIRECTORS
any individual mark this box AND
write that nominee's name on the
line provided on the reverse side
of this card.

                                         PLEASE SIGN HERE exactly as your
                                                    name(s) appear(s) to the
                                                    left.
                                         --------------------------------------
Unless you otherwise indicate, this      --------------------------------------
proxy will be voted "FOR" the            Dated:
election of directors and "FOR" the      --------------------------------------
proposal on Independent Auditors.
                                         When signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title.